As filed with the Securities and Exchange Commission on April 7, 2025.

Registration No. 333-281966

Registration No. 333-265890

Registration No. 333-239454

Registration No. 333-205407

Registration No. 333-196893

Registration No. 333-192408

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-281966

Post-Effective Amendment No. 2 to Registration Statement No. 333-265890

Post-Effective Amendment No. 1 to Registration Statement No. 333-239454

Post-Effective Amendment No. 1 to Registration Statement No. 333-205407

Post-Effective Amendment No. 1 to Registration Statement No. 333-196893

Post-Effective Amendment No. 1 to Registration Statement No. 333-192408

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	16-1694602 (I.R.S. Employer Identification No.)

13319 Midlothian Turnpike Midlothian, Virginia (Address of Principal Executive Offices)	23113 (Zip Code)

Village Bank and Trust Financial Corp. 2024 Stock Incentive Plan

VBA Defined Contribution Plan for Village Bank

Village Bank and Trust Financial Corp. 2015 Stock Incentive Plan

Village Bank and Trust Financial Corp. Incentive Plan

(Full title of the plans)

William B. Littreal

Senior Executive Vice President

and Chief Financial Officer

TowneBank

5716 High Street

Portsmouth, Virginia 23703

(Name and address of agent for service)

(757) 638-6794

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and together, the “Registration Statements”):

●	Registration Statement on Form S-8 (No. 333-281966), pertaining to the registration and sale of 100,000 shares of common stock (“Common Stock”) of Village Bank and Trust Financial Corp. (the “Company”), in connection with the Village Bank and Trust Financial Corp. 2024 Stock Incentive Plan;
●	Registration Statement on Form S-8 (No. 333-265890), as amended by the Post-Effective Amendment No. 1, pertaining to the registration and sale of 45,000 shares of Common Stock and an indeterminate amount of interests to be offered or sold in connection with the VBA Defined Contribution Plan for Village Bank;
●	Registration Statement on Form S-8 (No. 333-239454), pertaining to the registration and sale of 60,000 shares of Common Stock in connection with the Village Bank and Trust Financial Corp. 2015 Stock Incentive Plan;
●	Registration Statement on Form S-8 (No. 333-205407), pertaining to the registration and sale of 60,000 shares of Common Stock in connection with the Village Bank and Trust Financial Corp. 2015 Stock Incentive Plan;
●	Registration Statement on Form S-8 (No. 333-196893), pertaining to the registration and sale of 225,000 shares of Common Stock connection with the in Village Bank and Trust Financial Corp. Incentive Plan; and
●	Registration Statement on Form S-8 (No. 333-192408), pertaining to the registration and sale of 555,000 shares of Common Stock in connection with the Village Bank and Trust Financial Corp. Incentive Plan.

On August 8, 2014, the Company effected a 1-for-16 reverse stock split of its outstanding common stock. The share amounts listed above for Registration Statement Nos. 333-196893 and 333-192408 are presented on a pre-split basis.

On April 1, 2025, pursuant to the Agreement and Plan of Reorganization, dated as of September 23, 2024, by and among TowneBank, Cardinal Sub, Inc. (“Towne Merger Sub”), a newly formed Virginia corporation and wholly-owned subsidiary of TowneBank, the Company and Village Bank, the wholly-owned bank subsidiary of the Company, Towne Merger Sub was merged with and into the Company, with the Company as the surviving corporation (the “First Step Merger”). Immediately thereafter, the Company merged with and into TowneBank (the “Second Step Merger”), and immediately after the Second Step Merger, Village Bank merged with and into TowneBank (collectively with the First Step Merger and Second Step Merger, the “Merger”). As a result of the Merger, the Company ceased to exist as of 12:03 a.m. on April 1, 2025.

As a result of the Merger, the offering and sale of securities under the above-listed Registration Statements under the Securities Act of 1933, as amended, which have been previously filed with the Securities and Exchange Commission, have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, TowneBank (as successor to the Company) hereby terminates the effectiveness of the Registration Statements and removes from registration the securities of the Company registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Village Bank and Trust Financial Corp.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Virginia on this 7th day of April, 2025.

TOWNEBANK
(as successor to Village Bank and Trust Financial Corp.)

By:	/s/ William B. Littreal
William B. Littreal
Senior Executive Vice President
and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.